Exhibit 3.1

CERTIFICATE OF INCORPORATION

FIRST: The name of this corporation shall be PRINCIPAL SOLAR, INC

SECOND:  Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is The Company Corporation.

THIRD: The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: the total number of shares of stock which this corporation is authorized to issue is: Three Hundred Million (300,000,000) shares of common stock with a par value of $0.01 (the “Common Stock”), and One Hundred Million (100,000,000) shares of preferred stock with a par value of $0.01 (the “Preferred Stock”).

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as the “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations, and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, a determination of the following:

(a)	The designation of the series, which may be by distinguishing number, letter or title.

(b)

The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(c)	The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

(d)	Dates at which dividends, if any, shall be payable.

(e)	The redemption rights and price or prices, if any, for shares of the series.

(f)	The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

(g)	The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation.

(h)

Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or other such security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

(i)	Restrictions on the issuance of shares of the same series or of any other class or series.

(j)	The voting rights, if any of the holders of shares of the series.

The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may otherwise be provided in this Certificate of Incorporation, in a Preferred Stock Designation, or by applicable law, the holders of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

Without any further action on the part of any stockholders of the corporation, immediately upon the filing of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware (the “Effective Time”), each four (4) shares of issued and outstanding common stock of the Corporation shall be reconstituted and combined into one (1) share of common stock (the “Reverse Split”). Each outstanding stock certificate of the corporation, which represented one or more shares of common stock, shall immediately after the Reverse Split represent that number of shares of common stock equal to the quotient obtained by dividing (x) the number of shares of common stock represented on such certificates by (y) four (4), rounded up to the nearest whole number. No fractional shares shall be issued upon the effectiveness of the Reverse Split.”

FIFTH: The name and address of the incorporator is as follows:

The Company Corporation

2711 Centerville Road

Suite 400

Wilmington, Delaware   19808

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.